InspireMD, Inc.

InspireMD Ltd.

Stock Option Agreement

Section 3(i) Option

THIS STOCK OPTION AGREEMENT is entered into as of August 28th, 2011, by and between InspireMD, Inc., a Delaware corporation listed for trade at the OTCBB (the “Company”), InspireMD Ltd., a wholly-owned subsidiary of the Company organized under the laws of the State of Israel (the “Employer”)(collectively, the Employer and the Company, are referred to herein as, the “Companies”) and Ivry Cor Ltd (the “Optionee”).

WITNESSETH:

1.	The Company, in accordance with the allotment made by the Company’s Board of Directors (the “Board of Directors”) on August 5, 2011 and subject to the terms and conditions of this Stock Option Agreement (this “Agreement”), hereby grants to the Optionee an option (the “Option”) to purchase an aggregate of 162,322 shares of the Company’s common stock, par value, $0.0001 per share (the “Option Shares”) at a per-share exercise price denominated in NIS, in an amount equivalent to US$ $1.23 at the representative rate of exchange last published by the Bank of Israel immediately prior to the date of payment (the “Exercise Price”), each such Option Share representing the right to acquire one share of common stock of the Company. The Company, on behalf of the Employer, is granting this Option as compensation to the Optionee for services the Optionee performed for the Employer.

2.	The “Date of Grant” of this Option is August 5, 2011.

3.	The Company has designated the Option Shares as ‘3(i) Options’ (i.e. Options granted pursuant to Section 3(i) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”).

4.	The Option shall be exercisable from the Date of Grant until December 31, 2014, after such date the Option shall expire and no longer entitle the Optionee for any right.

5.	All of the Option Shares are fully vested as of the Date of Grant.

6.	The Option shall be exercised by giving five business days’ written notice to the Company at its then principal office, addressed for the attention of the Company’s Chief Executive Officer, in the form set forth in Annex A hereto (a “Notice of Exercise”), stating that the Optionee is exercising the option hereunder, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefore in cash or by certified check and made in NIS in accordance with the terms of this Agreement. If the Optionee fails to pay for any of the Option Shares specified in the Notice of Exercise, then the Option, and right to purchase such Option Shares may be forfeited by the Optionee.

7.	The Option may be exercised only with respect to full Option Shares, and no fractional share shall be issued.

8.	The Company shall not transfer to the Optionee any shares allocated or issued upon exercise of the Option prior to the full payment of the Optionee’s tax liabilities arising from or relating to this option or any shares allocated or issued upon exercise of this option. The Companies may, if required under any applicable law, require that as a condition to the exercise of the Option, the Optionee (i) deposit with any of the Companies, in cash, at the time of exercise, such amount as the Companies deem necessary to satisfy its obligations to withhold taxes or other amounts incurred by reason of the exercise or the transfer of shares thereupon; or (ii) provide the Companies with a valid exemption by the applicable tax authorities from withholding taxes to which the Optionee shall be liable in connection with the Option and the exercise thereof.

9.	The Optionee is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. The Optionee shall bear any and all taxes on the Option granted to, exercised or sold by him and the Optionee is and will be the sole responsible for their payment to the relevant governmental authorities. Without limiting the foregoing, any of the Companies may withhold any amounts as aforesaid and remit them to the proper authorities. It is hereby agreed by the Optionee that the exercise of Option shall be subject to the receiving by the Companies from the Optionee of a specific exemption from tax withholding issued by the Israeli tax authorities or any other approval by the Israeli tax authorities stating that the Companies are not obligated to withhold any tax as a result of the exercise of the Options by the Optionee. The Optionee hereby acknowledges that the exercise period of the Options shall not be extended merely because of his failure to provide the Companies with such withholding tax exemption or any other approval from the Israeli tax authorities, and the providing of such exemption or approvals to the Companies is a condition to the Options exercise and therefore will have to be made within the exercise period as stated above.

10.	Notwithstanding anything herein to the contrary, if at any time the Board of Directors shall determine, in its discretion, that the listing or qualification of the shares of common stock subject to the Option on any securities exchange or under any applicable law, or the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of the Option or the issuance of the Option Shares hereunder, the Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

11.	The number of Option Shares covered by the Option, and the Exercise Price thereof, shall be subject to adjustment as follows:

a.	In the event that the shares of common stock of the Company are subdivided or combined into a greater or smaller number of shares, or if the shares of the Company are exchanged for other securities of the Company, by reason of a reclassification, recapitalization, consolidation, reorganization, dividend or other distribution (whether in the form of cash, stock or other property), stock split, spin-off, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, then the Optionee shall be entitled, upon exercise of the Option and subject to the conditions herein stated, to purchase such number of shares or such other securities of the Company as were exchangeable for the number of shares of the Company which the Optionee would have been entitled to purchase had the Optionee exercised the Option immediately prior to such an event, and appropriate adjustments shall be made in the Exercise Price per share to reflect such subdivision, combination or exchange.

b.	Subject to paragraph (c) below, in the event of a Transaction (as defined below), while unexercised Option Shares remain, the Company determines in good faith that adjustment is required in order to preserve the benefits or potential benefits to the Optionee, the Company may at its sole discretion (1) cause the Option to be substituted with the corresponding and adjusted number of options to purchase shares of the surviving entity (or an affiliated entity of the surviving entity) - of the same class and the same substitution rate as the shares received by the holders of the shares of the Company in exchange for their shares, or (2) in the event holders of the shares received cash as consideration for their shares in the Transaction, cause the Option to be cancelled in exchange for a cash payment equal to the cash the Optionee would have received had he exercised the Option immediately prior to the Transaction, as adjusted for the payment of the appropriate exercise price. In the case of such substitution, appropriate adjustments shall be made in the quantity and exercise price to reflect such action, and all other material terms and conditions of the Agreement shall remain in force.

c.	In the case of any of the following events (each a “Transaction”):

(i)	a merger or consolidation of the Company (a “Merger”) with or into any company (the “Successor Company”) resulting in the Successor Company being the surviving entity; or

(ii)	an acquisition of: (A) all or substantially all of the shares or assets of the Company in one or more related transactions to another party (a “Share Sale”), or (B) all or substantially all of the assets of the Company, in one or more related transactions to another party, in each case such acquirer of shares or assets is referred to herein as the “Acquiring Company”;

the Successor Company or the Acquiring Company shall have the right, among other alternatives, to substitute the Option for its own securities (the “Substitute Shares”) or to retain this Agreement with no change. In the event the Successor Company or the Acquiring Company chooses to substitute the Option for Substitute Shares, appropriate equitable adjustments shall be made in the purchase price per share of the Substitute Shares, and all other terms and conditions of the Agreement shall remain in force.

The Company shall determine the specific adjustments to be made under this Section 11, and its determination shall be conclusive. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

12.	Nothing herein shall confer upon the Optionee any right to continue in any engagement with the Company, the Employer, or with any corporate entity affiliated with the Companies (an “Affiliate”), or interfere in any way with any right of the Company or any Affiliate to terminate such engagement at any time for any reason whatsoever without liability to the Company or any Affiliate. Nothing herein shall confer upon the Optionee any right to be employed by the Company or any Affiliate.

13.	The Optionee will have no rights as a stockholder with respect to the Option Shares until the issuance of a certificate or certificates to the Optionee or the registration of such shares in the Optionee’s name. The Option Shares shall be subject to the terms and conditions of this Agreement. Other as set forth in this Agreement, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such Option Shares. The Optionee, by his or her execution of this Agreement, agrees to execute any documents requested by the Companies in connection with the issuance of the Option Shares

14.	The Optionee (by the Optionee’s acceptance of the Option) represents and agrees that he or she will comply with all applicable laws relating to the grant and exercise of the Option and the disposition of the shares acquired upon exercise of the Option. Notwithstanding any of the provisions hereof, the Optionee hereby agrees that he will not exercise the Option granted hereby, and that the Company will not be obligated to issue any Option Shares to the Optionee hereunder, if the exercise thereof or the issuance of such Option Shares shall constitute a violation by the Optionee or the Companies of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Optionee are subject to all applicable laws, rules, and regulations.

15.	The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee or the Optionee’s legal representatives.

16.	The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

17.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Israel. The parties hereby irrevocably submit to the exclusive jurisdiction of the competent courts in the Tel Aviv District, Israel any dispute arising out of, or in connection with, this Agreement, the performance or breach thereof.

18.	This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

19.	No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

20.	The invalidity, illegality or unenforceability of any provision herein shall not affect the validity, legality or enforceability of any other provision.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY		OPTIONEE

InspireMD Inc.		Signature:	/s/ David Ivry

By:	/s/ Craig Shore	Name: Ivry Cor Ltd

Name:	Craig Shore	Israel Identity Card No.:

Title:	CFO

InspireMD Ltd.

By:	/s/ Craig Shore

Name:	Craig Shore

Title:	CFO

ANNEX A

InspireMD, Inc.

InspireMD Ltd.

Stock Option Agreement - Section 3(i) Option

NOTICE OF EXERCISE

InspireMD, Inc.

3 Menorat Hamaor St.

Tel Aviv, Israel 67448

Attention: Chief Executive Officer

1.	Exercise of Option. Effective as of today, the undersigned (“Optionee”) hereby elects to exercise the Optionee’s option to purchase _____ shares (the “Shares”) of common stock of InspireMD, Inc. (the “Company”) Capitalized terms not defined herein shall have the meaning attributed to them in the Stock Option Agreement (the “Option Agreement”) by and between the Optionee, the Company, and InspireMD Ltd. (the “Employer,” together with the Company, the “Companies”).

2.	Delivery of Payment. Optionee herewith delivers to the Companies the full Exercise Price of the Shares, as set forth in the Option Agreement to which this Annex is attached.

3.	Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares shall be issued to Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Shares.

4.	Tax Consultation. Optionee understands that he/she may suffer certain tax consequences as a result of Optionee’s exercise of the Option or disposition of the Shares. Optionee represents that he/she has consulted with any tax consultants Optionee deems advisable in connection with the exercise of the Option or disposition of the Shares and that Optionee is not relying on the Company or any Affiliate (or any statements made by the Company or any Affiliate).

5.	Additional Representations. Optionee hereby acknowledges that he has been informed that nothing herein shall obligate the Company to register the Shares or any portion of its Shares on any stock exchange or under any securities laws. Notwithstanding any of the provisions hereof, Optionee hereby acknowledges that the Option will not be exercised, and that the Company will not be obligated to issue any Shares to Optionee hereunder, if the exercise of the Option or the issuance of such Shares shall constitute a violation by Optionee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of Optionee are subject to all applicable laws, rules, and regulations.

* * * * * *

Annex A – Notice of Exercise

Submitted by:	Accepted By:

OPTIONEE	InspireMD, Inc.

Signature	By

Ivry Cor Ltd	Print Name

Title

InspireMD Ltd.

By

Print Name

Title

Date Received:

Annex A – Notice of Exercise